EXHIBIT 99.1

[ENZO LOGO]                                                   NEWS
                                                              RELEASE
                                                              -------------
                                                              ENZO BIOCHEM, INC.
                                                              527 MADISON AVENUE
                                                              NEW YORK, NY 10022

FOR IMMEDIATE RELEASE

                              ENZO BIOCHEM REPORTS
                             SECOND QUARTER RESULTS
                                       ---
                      HIV-1 STEALTH VECTOR TRIAL INITIATED

FARMINGDALE, NY, March 13, 2006 -- Enzo Biochem, Inc. (NYSE:ENZ), a leading biotechnology company specializing in gene identification and genetic and immune regulation technologies for diagnostic and therapeutic applications, today announced operating results for the three and six months ended January 31, 2006.

         For the fiscal second quarter, total revenues amounted to $10.1 million, compared to $11.2 million in the corresponding year-ago period. Gross profit totaled $6.3 million, compared with $7.8 million a year ago. The net loss totaled $4.4 million, compared with a loss of $0.5 million in 2005. The results reflect, in addition to lower sales volume in the Life Sciences division, a non-cash charge for options expense under SFAS 123 (R) "Accounting for Share Based Payment" and higher Sarbanes Oxley Section 404-related accounting fees and other corporate governance expenditures.

         "The past few months have been productive ones for Enzo," said Barry Weiner, President. "After extensive work, we received approval to continue our evaluation of HGTV43(R), our gene therapy medicine for HIV, which was initiated today. We are planning to begin a Phase II study for EGS21(TM) testing the effect of this candidate drug in the management of Crohn's disease. This treatment is expected to complement Alequel(TM), the Company's oral immune regulation product, which is also in a Phase II trial. On the intellectual property front, the Company received a patent award for a potentially far-reaching technology applicable to a wide variety of DNA diagnostic and medical research products. Our results reflect the continued investment in R&D and people, both administrative and professional, as we position Enzo for the years ahead, in addition to supporting our litigation efforts in order to protect our valuable intellectual property."

         At Enzo Clinical Labs, revenues totaled $8.0 million, approximating year-ago second quarter levels. Reflecting increased costs associated with the performance of certain tests, gross margin declined to 57% from 64% year-over-year. Enzo Life Sciences revenue amounted to $2.1 million, compared to $3.3 million a year ago. The results at

Enzo Life Sciences were impacted by the non- recognition of sales from certain distributors as a result of ongoing legal issues, as well as a decrease in direct sales. Gross margins at Life Sciences were 82% versus 83% in the year-ago quarter.

         Selling, general and administrative expenses for the fiscal 2006 second quarter increased to $7.3 million, from $4.7 million in the prior year's period, reflecting higher costs in the marketing activities at Enzo Clinical Labs, increased expenses associated with compliance with Sarbanes-Oxley legislation and new governance-related procedures, and a non-cash charge of $0.4 million related to stock-based compensation. Research and development expenses were comparable to the year ago quarter. In addition, during the fiscal 2006 second quarter, the Company incurred legal expenses totaling $1.6 million, compared to $1.2 million a year ago. Legal expense increased as a result of higher expenses surrounding patent litigation and added patent costs associated with continued development of the Company's intellectual property.

         For the six months, revenues amounted to $20.3 million, compared with $21.6 million a year ago. Gross profit totaled $12.4 million, compared with $14.6 million in the corresponding year ago period. The net loss for the first half amounted to $7.7 million, compared to net income of $6.5 million a year ago, which included the Digene Corporation-related gain of $14 million as a result of the patent litigation settlement.

         As of January 31, 2006, working capital amounted to $90.1 million, and cash and cash equivalents totaled $76.4 million. There was no debt. Total stockholders equity amounted to $102.0 million.

         With a number of clinical trials already underway, Enzo announced today the official initiation of the Phase I-II clinical evaluation of the Company's Stealth Vector HGTV43(TM) gene construct for HIV-1 infection. The protocol for this study has been designed to increase the number of stem cells that engraft in the subject's bone marrow. Enrollment is expected to begin shortly. In addition, Enzo Therapeutics is planning the initiation of a Phase II clinical trial to evaluate EGS21, involving an immunomodulatory candidate drug based on glucosylceramide for the management of Crohn's Disease. This is in addition to the ongoing Phase II study of Alequel(TM), which involves a wider and more diverse subject population than a previous clinical trial of the treatment. Also being planned is a Phase II for the study in Germany of Uveitis, an orphan drug candidate for treating chronic inflammation of the eye; a date to initiate the study has not as yet been set.

         Enzo Biochem's intellectual property was further enhanced with the grant in this quarter of U.S. Patent No. 6,992,180, which, among other aspects, covers nucleic acid labeling molecules that are attached through the phosphate portion of the nucleic acid, either directly or indirectly. The technology can be applied to a range of commercial products, some of which are currently used for both diagnostics and medical research products. The current annual market for gene-based testing is estimated to be as high as $1 billion.

ABOUT ENZO

         Enzo Biochem is engaged in the research, development and manufacture of innovative health care products based on molecular biology and genetic engineering techniques, and in providing diagnostic services to the medical community. The Company's proprietary labeling and detection products for gene sequencing and genetic analysis are sold to the life sciences market throughout the world. The Company's therapeutic division is in various stages of clinical evaluation of its proprietary gene medicine for HIV-1 infection and its proprietary immune regulation medicines for hepatitis B and hepatitis C infection and for Crohn's Disease. Pre-clinical research is being conducted on several candidate compounds aimed at producing new mineral and organic bone, including technology that could provide therapy for osteoporosis and fractures, among other applications. The Company also holds a patent covering a method and materials for correcting point mutations or small insertions or deletions of genetic material that would allow for editing and correcting certain abnormalities in genes. The Company owns or licenses over 200 patents worldwide. For more information visit our website www.enzo.com.

EXCEPT FOR HISTORICAL INFORMATION, THE MATTERS DISCUSSED IN THIS NEWS RELEASE MAY BE CONSIDERED "FORWARD-LOOKING" STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SUCH STATEMENTS INCLUDE DECLARATIONS REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF THE COMPANY AND ITS MANAGEMENT. INVESTORS ARE CAUTIONED THAT ANY SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES THAT COULD MATERIALLY AFFECT ACTUAL RESULTS. THE COMPANY DISCLAIMS ANY OBLIGATIONS TO UPDATE ANY FORWARD-LOOKING STATEMENT AS A RESULT OF DEVELOPMENTS OCCURRING AFTER THE DATE OF THIS PRESS RELEASE.

AN INFORMATIONAL CALL CONDUCTED BY ENZO BIOCHEM, INC. MANAGEMENT WILL TAKE PLACE ON TUESDAY MARCH 14, 2006 AT 9:00 AM E.T. IT CAN BE ACCESSED BY DIALING 1-877-692-2086. INTERNATIONAL CALLERS CAN DIAL 1-973-582-2734. PLEASE REFERENCE PIN NUMBER 7143926. INTERESTED PARTIES MAY ALSO LISTEN OVER THE INTERNET AT WWW.INVESTORCALENDAR.COM. TO LISTEN TO THE LIVE CALL ON THE INTERNET, PLEASE GO TO THE WEB SITE AT LEAST FIFTEEN MINUTES EARLY TO REGISTER, DOWNLOAD AND INSTALL ANY NECESSARY AUDIO SOFTWARE. FOR THOSE WHO CANNOT LISTEN TO THE LIVE BROADCAST, A REPLAY WILL BE AVAILABLE APPROXIMATELY TWO HOURS AFTER THE END OF THE LIVE CALL, THROUGH MIDNIGHT (ET) ON MARCH 28, 2006. THE REPLAY OF THE CONFERENCE CALL CAN BE ACCESSED BY DIALING 1-877-519-4471, AND, WHEN PROMPTED, USE PIN NUMBER 7143926. INTERNATIONAL CALLERS CAN DIAL 1-973-341-3080, USING THE SAME PIN NUMBER.


                               - TABLE FOLLOWS -


                                                       ENZO BIOCHEM, INC
                                                       UNAUDITED
                                                       (IN THOUSANDS, EXCEPT
                                                       PER SHARE DATA)

                                                       SIX MONTHS ENDED                      THREE MONTHS ENDED
                                                       JANUARY 31,                           JANUARY 31,

                                                                   2006               2005               2006               2005
                                                       ----------------   ----------------   ----------------   ----------------
TOTAL REVENUES                                                  $20,281            $21,536            $10,116            $11,235
                                                       ----------------   ----------------   ----------------   ----------------

(LOSS) INCOME  BEFORE INCOME TAXES                              ($8,260)           $11,228            ($5,098)             ($944)

BENEFIT (PROVISION) FOR INCOME TAXES                               $536            ($4,736)              $659               $416

                                                       ----------------   ----------------   ----------------   ----------------
NET  (LOSS) INCOME                                              ($7,724)            $6,492            ($4,439)             ($528)
                                                       ----------------   ----------------   ----------------   ----------------

BASIC (LOSS)   INCOME  PER SHARE                                 ($0.24)             $0.20             ($0.14)            ($0.02)

DILUTED (LOSS) INCOME  PER SHARE                                 ($0.24)             $0.20             ($0.14)            ($0.02)

COMMON SHARE-BASIC                                               32,179             32,062             32,200             32,076
COMMON SHARE-DILUTED                                             32,179             32,739             32,200             32,076




                                                       January 31, 2006      July 31, 2005
                                                       (IN THOUSANDS)       (IN THOUSANDS)
                                                       (Unaudited)
                                                       ----------------   ----------------
CASH AND MARKETABLE SECURITIES                                  $76,362            $83,695

WORKING CAPITAL                                                 $90,117            $97,012

STOCKHOLDERS' EQUITY                                           $102,018           $108,267

TOTAL ASSETS                                                   $107,341           $116,466


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CONTACT:
     For: Enzo Biochem, Inc.
     Steve Anreder, 212-532-3232    Or     Ed Lewis, CEOcast, Inc., 212-732-4300